Williams (NYSE: WMB)
One Williams Center
Tulsa, OK 74172
800-Williams
www.williams.com

DATE: Feb. 13, 2012

MEDIA CONTACT:	INVESTOR CONTACT:
Julie Gentz (918) 573-3053	Reingold, Sharna (918) 573-2078

Wright to Retire From Williams

TULSA, Okla. – Williams (NYSE:WMB) today announced that Phillip D. Wright will retire on April 1.  Wright, age 56, is Williams’ senior vice president of corporate development.

Wright joined Williams in 1989 as a vice president for one of the company’s pipeline businesses. He has served as a senior executive of the company since 2001 in roles that included president of Williams’ gas pipeline business; chief restructuring officer; and chairman, president and chief operating officer of the first master limited partnership Williams formed.

“Phil’s service on behalf of investors, customers, fellow employees, communities and with industry organizations has been exceptional,” said Alan Armstrong, president and CEO of Williams.  “He has played a key role in our strong management team for many years and has always stepped up to take on some of our most difficult leadership assignments. His values have resonated well with the company’s and that has propelled him to be a very effective and well respected leader.”

About Williams (NYSE: WMB)
Williams is one of the leading energy infrastructure companies in North America. It owns interests in or operates 15,000 miles of interstate gas pipelines, 1,000 miles of NGL transportation pipelines, and more than 10,000 miles of oil and gas gathering pipelines. The company’s facilities have daily gas processing capacity of 6.6 billion cubic feet of natural gas and NGL production of more than 200,000 barrels per day. Williams owns a 74 percent ownership interest in Williams Partners L.P. (NYSE: WPZ), one of the largest diversified energy master limited partnerships. Williams Partners owns most of Williams’ interstate gas pipeline and domestic midstream assets. The company’s headquarters is in Tulsa, Okla. More information is available at www.williams.com. Go to http://www.b2i.us/irpass.asp?BzID=630&to=ea&s=0 to join our e-mail list.

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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.